                                 Arter & Hadden
                                1717 Main Street
                                   Suite 4100
                                Dallas, TX 75201



                                                     Direct Dial: (214) 761-2100


                                February 5, 1997



SA Telecommunications, Inc.
1600 Promenade Center, 15th Floor
Richardson, Texas  75080

    Re: Registration Statement on Form S-2

Ladies and Gentlemen:

    We have been advised that on or about February 6, 1997, SA Telecommunications, Inc., a Delaware corporation (the "Company"), expects to file under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission (the "Commission") Amendment No. 2 to that Registration Statement on Form S-2 originally filed December 10, 1996 and amended by that Amendment No. 1 filed January 24, 1997 (as so amended, the "Registration Statement"). Such Registration Statement relates to the offering (the "Offering") of up to (1) $27,200,000 aggregate principal amount of the Company's 10% Convertible Notes due 2006 (the "Notes") to be offered and sold by certain selling noteholders (the "Selling Noteholders") and (2) 11,525,689 shares of the Company's common stock, par value $.0001 per share (the "Common Stock") consisting of (a) 109,022 shares of Common Stock (the "Selling Stockholder Shares") to be offered and sold by certain selling stockholders (the "Selling Stockholders"), (b) 750,000 shares of Common Stock (the "Warrant Shares") issuable to the holders of certain Common Stock Purchase Warrants (the "Warrants") to be offered and sold by the holders thereof (the "Selling Warrantholders") upon exercise of the Warrants and (c) 10,666,667 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the Notes (based upon the current conversion price) to be offered and sold by the Selling Noteholders upon conversion thereof. The Notes, related Conversion Shares, Selling Stockholder Shares and Warrant Shares are collectively referred to herein as the "Offered Securities." You have requested our opinion with respect to certain legal aspects of the Offering of the Offered Securities.

    In rendering our opinion, we have participated in the preparation of the Registration Statement and have examined and relied upon the original or copies, certified to our satisfaction, of such documents and instruments of the Company as we have deemed necessary and have made such other investigations as we have deemed appropriate in order to express the opinions set forth
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SA Telecommunications, Inc.
February 5, 1997
Page 2



herein. In our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. In addition, we have assumed and have not verified (i) the accuracy of factual matters of each document we have reviewed and (ii) that the Notes have been duly authenticated under that Indenture dated August 12, 1996 between the Company as sponsor and United States Trust Company of New York as trustee (the "Indenture").

    As to certain questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company.

    Based upon the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion as follows:

    1. The Notes, as issued, are valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

    2. The Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

    3. The Selling Stockholder Shares to be sold by the Selling Stockholders in the Offering were validly issued and fully paid and are nonassessable.

    4. Assuming that (i) the outstanding Warrants were duly issued, (ii) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to the Warrantholders upon exercise of the Warrants, (iii) the Warrants are properly exercised for shares of Common Stock in accordance with the Warrant certificate and other applicable documents and (iv) the consideration for the Warrant Shares is actually received by the Company and such amount exceeds the par value of such shares, then, the Warrant Shares to be sold by the Selling Warrantholders in the Offering will be validly issued, fully paid and nonassessable.

    Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligations of the Company, (i) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it,
(ii) such opinions are subject to applicable bankruptcy, insolvency, reorganization, liquidation, receivership, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally, and
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SA Telecommunications, Inc.
February 5, 1997
Page 3



(iii) such opinions are subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

    This opinion is limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date thereof; however, we are not members of the Bar of the State of Delaware and our knowledge of its General Corporation Law is derived from a reading of the most recent compilation of that statute available to us without consideration of any judicial or administrative interpretations thereof.

    We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guaranty of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we have come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Respectfully submitted,

                                            ARTER & HADDEN